QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
WH Holdings (Cayman Islands) Ltd:

        We consent to the use of our report dated February 19, 2004, except as to note 17 which is as of March 8, 2004, with respect to the consolidated balance sheet of WH Holdings (Cayman Islands) Ltd. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG LLP

Los Angeles, California
June 9, 2004

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM